Exhibit 4.39

AMENDMENT

to the Clinical Trial Agreement between
Prana Biotechnology Limited
and
The University of Rochester

WHEREAS, The University of Rochester (“Institution”) and Prana Biotechnology Limited (“Sponsor”) have entered into a Clinical Trial Agreement dated October 7, 2011 relating to clinical trial services with regard to the product PBT2 (“Agreement”), and

WHEREAS, the Protocol for the Study has been amended February 3, 2012 and thus changes are needed to the Budget, and the Institution and Sponsor have agreed upon a revised Budget,

NOW, THEREFORE, the parties hereby agree to amend the Agreement effective February 17, 2012, by replacing Attachment A to the Agreement with the amended Protocol attached hereto as Attachment Al, and also by replacing Attachment B to the Agreement with the revised Budget attached hereto as Attachment B1.

Except as provided herein, all terms and conditions of the Agreement remain unchanged and in full force.

PRANA BIOTECHNOLOGY LIMITED		UNIVERSITY OF ROCHESTER

BY:		BY:
Name:	DIANNE ANGUS		Cheryl K. Williams
Title:	CHIEF OPERATING OFFICER		Assistant Director
Office of Research & Project Administration

DATE:	February 20, 2012	DATE:

ATTACHMENT A1

AMENDED PROTOCOL

ATTACHMENT B1

REVISED BUDGET

AMENDMENT 2

to the Clinical Trial Agreement between
Prana Biotechnology Limited
and
The University of Rochester

WHEREAS, The University of Rochester (“Institution”) and Prana Biotechnology Limited (“Sponsor”) have entered into a Clinical Trial Agreement dated October 7, 2011, as amended February 17, 2012, relating to clinical trial services with regard to the product PBT2 (“Agreement”), and

WHEREAS, Institution and Sponsor have agreed upon a revised Budget,

NOW, THEREFORE, the parties hereby agree to amend the Agreement effective May, 2012, by replacing Attachment B1 to the Agreement with the revised Budget attached hereto as Attachment B2.

Except as provided herein, all terms and conditions of the Agreement remain unchanged and in full force.

PRANA BIOTECHNOLOGY LIMITED		UNIVERSITY OF ROCHESTER

BY:		BY:
Name:	DIANNE ANGUS		Cheryl K. Williams
Title:	CHIEF OPERATING OFFICER.		Assistant Director
Office of Research & Project Administration

DATE:	28th September 2012.	DATE:	10/3/2012

Amendment 2 to MSA
- Budget V26, 1150112.

University of Rochester
Encompassing the Huntington Study Group
Clinical Trials Coordination Center (CTCC)
Biostatistics Department
265 Crittenden Blvd.
Rochester, NY 14642
585-275-7311

Prana
Project Name Reach2HD
Confidential

Please note: This budget proposal is based on the Scope of Work and Protocol (version #2, February 3, 2012) agreed on February 3, 2012. Should the Protocol or SOW change, the HSG & CTCC will require a revised budget, adjusted SOW, protocol and Agreement with the potential for additional funding to complete the outlined tasks. This budget proposal is valid to June 30, 2012.

PROJECT TITLE:		Reach2HD

Protocol Title:		PBT2-203 Randomized, Double Blind, Placebo Controlled, Parallel Group, Multi-Center, Phase lia Study of two doses of PBT2.

Principal Investigator:		Kayson, UR Prime Institution: UR Subcontract to JHU, Dorsey Subcontracts to 20 Sites

Timeline:	Planning: Enrollment: Implementation: Close Out:	6 Months 9 Months 6 Months 4 Months	01 October 2011 to 31 March 2012 31 March 2012 to 31 December 2012 01 January 2013 to 30 June 2013 01 July 2013 to 31 October 2013

# of Sites		20	Approx 15 USA; Approx 5 Aust

# of Subjects		100 Randomized

Planning Phase 01 October 2011 to 31 March 2012
Enrollment Phase 31 March 2012 to 31 December 2012
LPI Phase 01 January 2013 to 30 June 2013
Close Out Phase 01 July 2013 to 31 October 2013
Top Level Summary	Planning	Enrollment	Implementation	Close Out Phase		Total

						-

						-

CTCC Budget	221,587	580,374	347,240	219,478		1,368,679

Other Budget	20,000	40,000	70,000	30,000		160,000

Total UR Direct Costs	241,587	620,374	417,240	249,478		1,528,679

Contract/Consortium (Sites, JHU)	89,637	1,222,081	971,351	283,646	#	2,566,715

Total Direct Costs	331,224	1,842,456	1,383,590	533,123	#	4,095,393

Facilities and Administrative Costs	93,305	392,131	146,034	87,317	#	718,787

Total Costs	424,530	2,234,587	1,534,624	620,440	#	4,814,181

Pass Thru Costs Invoiced Directly to Sponsor outside of the payment schedule for Trial:

Source Document Worksheets printing and distribution -- to be a pass thru cost
Operations Manual Printing and Distribution -- to be a pass thru cost
Drug Instruction Card printing and distribution -- to be a pass thru cost
Travel and Conference costs -- to be a pass thru cost (include Orientation Meeting)
IRB fees -- to be a pass thru cost
Site Audit Fees (applicable for a ‘not for cause’ audit) -- to be a pass thru cost
Site Pharmacy Start up fees as needed ($1,000 to $2,500 based upon actual needs at enrolling sites) -- to be a pass thru cost
Screen Failures to be paid based upon assessments completed per subject, to be paid at the end of enrollment -- as a pass thru cost
Subject Travel to attend study visits (above stipend for instances of hardship and pre-approved by sponsor) -- as a pass thru cost
Unscheduled Visits for enrolled subjects to be invoiced to Sponsor as incurred

Subcontracts to MGH (Hersch and Rosas) and Melborne, Australia (Stout) to be held by Sponsor
Steering Committee and Safety Monitoring Committee Fees to be paid directly to committee members by Sponsor
Monitoring visits to Australian sites to be the direct responsibility of Sponsor
Central Laboratory analysis activities -- paid directly by Sponsor
Central ECG analysis activities -- paid directly by Sponsor
Copyright Fees -- paid directly by Sponsor

Any material changes to the SOW will necessitate a modification to the budget and a contract amendment.
Example of SOW changes include, but not limited to: Protocol Amendments, Adding Sites, Interim Analyses, Ancillary Studies.

JHU Subcontact	Planning	Enrollment	LPI	Close Out

Employement Costs	66,398	107,894	70,341	61,008
Consultant POs	-	-	-	-
Computing Costs	-	-	-	-
Equipment Purchases	-	-	-	-
Travel Costs	-	-	-	-
Operating Costs (T, P/C, P, O)	-	-	-	-
Other Costs

Facilities and Administrative Costs

Total Direct Costs	66,398	107,894	70,341	61,008

Planning Phase 01 October 2011 to 31 March 2012	Enrollment Phase 31 March 2012 to 31 December 2012	LPI Phase 01 January 2013 to 30 June 2013	Close Out Phase 01 July 2013 to 31 October 2013
6 months	9 months	6 months	4 months

EMPLOYMENT COSTS
% of Effort Data		Planning		Enrollment		LPI		Close Out
		% Effort	Person Months	% Effort	Person Months	% Effort	Person Months	% Effort	Person Months
Dorsey, Ray	Co Investigator	30%	3.60	30%	3.60	30%	3.60	30%	3.60
TBD	Research Asst	10%	1.20	10%	1.20	10%	1.20	30%	3.60
TBD	Asst Professor	15%	1.80	15%	1.80	15%	1.80	15%	1.80

Total Employment Costs		66,398		107,894		70,341		61,008

Facilities and Administrative Costs to JHU		23,239		37,763		24,620		21,353

JHU Total Cost		89,637		145,656		94,961		82,361

BIOSTATS	Planning	Enrollment	LPI	Close Out
Employment Costs	-	-	-	-
Consultant POs	-	-	-	-
Computing Costs	-	-	-	-
Equipment Purchases	-	-	-	-
Travel Costs	-	-	-	-
Operating Costs (T, P/C, P, O)	-	-	-	-
Other Costs	20,000	40,000	70,000	30,000
Other Costs
Other Costs

Total Direct Costs	20,000	40,000	70,000	30,000

One Time Start up Fee		$3,500

Ophthalmologic Visit Costs:	Exam	$460		$180	$180
	Color Vision	$186		$186	$186
	OCT	$364		$364	$354
	Confrontation VF	$140			$140
	Ophthalmoscopy	$70		$70	$70
	Fundus Photos	$165			$165

		$1,385	$-	$800	$1,105

Visually Evoked Response****	The VER will occur for approximately 50% of the subjects enrolled; will be paid for as occurring at $425 per VER includes the assessment and reading				$425

	Total Per Subject Fee for Subjects not receiving the Visual Evoked Response Assessment Per Subject Fee composed of Screening Visit thru Week 28 follow Up Visit				$20,129

	Total Per Subject Fee for Subjects receiving the Visual Evoked Response Assessment				$21,404

SNAP Assessment	Cost to be determined

Budget Details:	Planning Phase	Enrollment Phase	LPI Phase
100	01 October 2011 to 31 March 2012	31 March 2012 to 31	01 January 2013 to 30 June 2013
$20,129	6 months	9 months	6 months
$2,012,850

0%	0
50%		$1,006,425
40%			$805,140
10%				201285

PROJECT TITLE:		Reach2HD

Protocol Title:		PBT2-203 Randomized, Double Blind, Placebo Controlled, Parallel Group, Multi-Center, Phase lia Study of two doses of PBT2.

Principal Investigator:		Kayson, UR
		Prime Institution: UR
		Subcontract to JHU, Dorsey
		Subcontracts to 20 Sites

Timeline:	Planning:	6 Months	01 October 2011 to 31 March 2012
	Enrollment:	9 Months	31 March 2012 to 31 December 2012
	Implementations:	6 Months	01 January 2013 to 30 June 2013
	Close Out:	4 Months	01 July 2013 to 31 October 2013

# of Sites		20	Approx 15 USA; Approx 5 Aust

# of Subjects		100 Randomized

	Total Budget				4,814,181

	Less: Budget associated with Site Subcontract Payments				(2,154,100)
	and associated indirect costs				(175,000)

	Budget Subject to Milestone Payment Scheme				2,485,081

	Payment Scheme:
						Billed and Rec’d

	The amount due to the University of Roachester will be invoiced according to the following Milestone driven scheme:

		Completion of Fully Executed Contract		10%	248,508	390,445

		IND for Protocol opened		10%	248,508	390,445

		Receipt of initial IRB approval of protocol		5%	124,254	-

		Initial Enrollment		10%	248,508	90,913

			Subtotal of cashflow through initial enrollment		869,778	871,803

		Quarterly Payment During Enrollment and Implementation Phases

			Month 3 of Enrollment	9%	223,657	221,633

			Month 6 of Enrollment	9%	223,657

			Month 9 of Enrollment	9%	223,657

			Month 3 of Implementation	9%	223,657

			Month 6 of Implementation	9%	223,657

			Subtotal of cashflow thru Implementation		1,118,286

		Payment upon completion of Subject Enrollment

			Database Lock	10%	248,508

			Top Line Results	5%	124,254

			CSR	5%	124,254

			Subtotal of final payments		497,016

		Total of all payments not subject to subcontract			2,485,081

Site Payment Scheme:
Invoices will be forwarded to sponsor on a calendar quarter for basis for costs incurred in paying sites for completed visits.
Not more than $2,329,100 will be invoiced to sponsor, invoices will only include the costs of fully completed and documented visits.
The following is an estimate of the invoice amounts:

Quarter ended June 30, 2012	$116,455
Quarter Ended September 30, 2012	$582,275
Quarter Ended December 31, 2012	$465,820
Quarter Ended January 31, 2013	$465,820
Quarter Ended March 31, 2013	$349,365
Quarter Ended June 30, 2013	$349,365

Total	$2,329,100

NOTE: If the FDA delays the implementation of the study according to the agreed timeline, the parties have the right to re-negotiate the milestones according to a agreed, revised timeline.

(a) Should the above timeline for planning, Enrollment Implementation and/or Close out exceed the budgeted period for reasons outside the control of the Clinical Trials Coordination Center (CTCC), the CTCC will request that the Scope of Work be revisited and the budget be revised (if necessary) to allow for an expanded Planning, Enrollment, Implementation and/or Close out timeframe and associated additional costs. In good faith, Prana will decide if  the proposed budget or timeframe changes can be accommodated by Prana. In any event, the CTCC will not be under an obligation to continue the study without the required additional funds to cover an extended budget period and Prana will not obliged to continue the Study outside the budgeted period.

(b) If the above timeline for Planning, Enrolment, Implementation and Close out exceed the budgeted period for reasons within the control of the Clinical Trials Coordination Center (CTCC), Prana may withhold payments and/or require the CTCC to undertake activities to restore as far as possible the Study to the Initial Timeline at CTCC’s cost. If a delay in recruitment timeline is for reason of particular obligations on patients as prescribed by the Protocol, and the impact of those Protocol obligations cannot otherwise be resolved by the parties Project Team, the delay will not be deemed an event within the control of the CTCC.

(c) If the above timeline for Planning, Enrollment, Implementation and Close Out is less than the budgeted period, the Scope of Work will be revisited by the parties and the budget be revised (if necessary) to adjust for the reduced timeframe and additional costs. For each month of reduced timeline of the Study, Prana will pay a pro-rata amount of the above Quarterly Payments to the CTCC as a bonus for earlier Study completion.

Analysis of monitoring Activities
Budget Components		Planning		Enrollment	Implementation LP1 Duration	Close out	Total

Effort	Site Monitor Employee	0%	-	80%	80%	0%
Fees	Independent Monitor/Contractor Fees			$43,200	$21,600		$64,800
Travel	Site Monitor Travel Costs			$100,800	$36,000	$7,200	$144,000
TOTAL				$144,000	$57,600	$7,200	$208,800

Based upon the budgeted effort, independent contractor costs and the associated travel costs, a total of 120 to 123 site monitor visits are budgeted. The details of these visits is set out below. Approximately 120 visits will provide 8 visits per site over the enrollment and LPI phase.

			Planning phase 6 months	Enrollment Phase 9 months	LPI Phase 6 months	Close Out Phase 4 months
Effort Analysis	Monitor Effort----------->		0%	80%	80%	0%

	Independent Contractor Hourly Fees ---->		$-	$43,200	$21,600	$-

Effort
80% of one FTE indicates 32 hours per work week for a total of 2080 hours over the 15 month implementation period.
2080 total available hours divided by 24 hours per monitor trip yields 87 site visits.
Therefore, in the 15 months there are enough hours budgeted for approximately 87 visits to sites.

Independent Contractor

A total of 9 visits to four sites are budgeted to be handled by up to three independent contractors. In aggregate, 36 visits are budgeted with each visit planned to be 24 hours at a rate of $75 per hour.   The computation is 36 visits multiplied by 24 hours per visit multiplied by $75 per hour.

36 visits x 24 hours per visit x $75 per hour results in $64,800.

In total approximately 123 site monitor visits are budgeted over the 15 month enrollment and LPI phase. This represents between approximately 8 visits per site. 120 Visits divided by 15 sites equals 8.0 visits per site. Over the fifteen month period, sites will be visited more then once every two months.

A total of $144,000 is budgeted for travel to sites for monitoring visits.
Travel Analysis	Budgeted Dollars For Travel			A total of 8 visits for each of the 15 US based sites is budgeted = 120 total site visits.
A total of $1,200 is budgeted for each trip:
	$100,800	paid during enrollment		Trip Costs are calculated as follows: $650 for airfare, $300 for two nights lodging,
	$36,000	paid during LPI duration		$150 for meals and $100 for all other out of pocket costs.
	$7,200	paid during close out		$1,200 x 120 visits = $144,000

	$144,000	Total Site Monitor Travel Budget